Exhibit 99.3

News Release

For Immediate Release on 9/29/09

ATP Oil & Gas Corporation, Houston

Chairman and CEO

T. Paul Bulmahn, 713-622-3311

or

Chief Financial Officer

Albert L. Reese Jr., 713-622-3311

www.atpog.com

ATP Closes Previously Announced Public Offering of Common Stock

HOUSTON – September 29, 2009 – (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has closed its previously announced public offering of 5.3 million shares of its common stock at a public offering price of $18.50 per share.

Net proceeds from the offering were approximately $93.4 million after deducting the underwriters’ discount and estimated offering expenses, and will be used to fund capital expenditures, primarily at its Telemark location in the deepwater Gulf of Mexico, to reduce indebtedness and for general corporate purposes.

J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC acted as joint book-running managers for the common stock offering. In addition, co-managers included Canaccord Adams Inc., Pritchard Capital Partners, LLC, SMH Capital, Inc., Howard Weil Incorporated, Johnson Rice & Company L.L.C., Wunderlich Securities, Inc., C.K. Cooper & Company, Inc., Global Hunter Securities, LLC, Natixis Bleichroeder Inc., Rodman & Renshaw, LLC and FIG Partners, LLC. Copies of the final prospectus supplement and related base prospectus may be obtained from the offices of J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attn: Chase Distribution and Support Service, Northeast Statement Processing, or by telephone to (718) 242-8002, or by fax at (718) 242-8003. Requests may also be made by contacting Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010 or by telephone at (800) 221-1037.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com

future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as ATP’s ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in the Company’s SEC filings.

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ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com